CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
K-MAC ENTERPRISES, INC.

We hereby consent to the use in the Registration Statement of Form sb-2 of our report dated March 28, 2006, relating to the financial statements of K-MAC Systems. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

Glen A. Ross, CPA, CVA
Ross & Company CPA, PLLC
March 28, 2006